TERMINATION AGREEMENT

        This TERMINATION AGREEMENT (this "Agreement") dated as of March 27, 2002, is by and among Zebra Technologies Corporation, a Delaware corporation ("Parent"), Rushmore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Fargo Electronics, Inc., a Delaware corporation (the "Company").

INTRODUCTION

        A.    Parent, Merger Sub and the Company are parties to an Acquisition Agreement, dated as of July 31, 2001, as amended by Amendment No. 1 thereto dated as of August 30, 2001, Amendment No. 2 thereto dated as of October 11, 2001 and Amendment No. 3 thereto dated as of February 5, 2002 (as so amended, the "Acquisition Agreement"; capitalized terms used but not otherwise defined herein having the meanings ascribed to such terms in the Acquisition Agreement), pursuant to which and subject to the conditions set forth therein, (i) Merger Sub commenced a tender offer to purchase all outstanding shares of Company Common Stock (the "Offer") and (ii) following the consummation of the cash tender offer, Merger Sub was to merge with and into the Company (the "Merger").

        B.    Pursuant to Sections 7.7 and 7.15 of the Agreement, Parent and the Company have been seeking clearance under the HSR Act of the Consummation of the Offer and the Merger.

        C.    Despite the best efforts of Parent and the Company, clearance under the HSR Act of the Consummation of the Offer and the Merger has not been received.

        D.    Section 9.1(a) of the Acquisition Agreement provides that the Acquisition Agreement may be terminated, and the Offer, the Merger and the transactions contemplated by the Acquisition Agreement may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Parent.

        E.    Parent, Merger Sub and the Company are entering into this Agreement in order to evidence their mutual written consent and agreement as to the termination of their respective rights, benefits and obligations under the Acquisition Agreement.

AGREEMENT

        In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements of the Parties set forth in the Acquisition Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

        1.    Termination.    Effective immediately upon execution of this Agreement, the Acquisition Agreement is hereby terminated pursuant to Section 9.1(a) of the Acquisition Agreement by the mutual written consent of the Company and Parent.

        2.    Effect of Termination.    Except as expressly provided in this Agreement and notwithstanding the terms of Section 9.2 of the Acquisition Agreement, as a result of the termination of the Acquisition Agreement pursuant hereto the Acquisition Agreement shall become void and be of no further force or effect, and there shall be no liability under the Acquisition Agreement on the part of any Party or any of their respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and all rights and obligations of each Party thereunder shall cease, including without limitation the rights and obligations as set forth in Section 9.3 of the Acquisition Agreement and any liability for the willful or intentional breach of any representations, warranties, covenants or agreements contained therein. Notwithstanding the foregoing, Section 7.10 of the Acquisition Agreement, concerning the Parties' expenses, and the Confidentiality Agreement (as defined in Section 6 hereof), shall remain in full force and effect after the date hereof.

        3.    Termination of the Offer.    Effective immediately upon the execution of this Agreement the Offer is hereby terminated by Parent and the Company, and as soon as reasonably possible following the execution of this Agreement, the Parties shall jointly issue a press release in substantially the form attached hereto as Exhibit A, to announce the termination of the Offer and the Acquisition Agreement.

        4.    Acknowledgement of Termination of Stockholder Agreements.    Parent, Merger Sub and the Company each acknowledge that, by virtue of the termination of the Acquisition Agreement pursuant to Section 1 hereof and the termination of the Offer pursuant to Section 3 hereof, each of the stockholder agreements dated as of July 31, 2001, between Parent and the Company's directors and executive officers and several entities affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc. (the "Stockholder Agreements"), is simultaneously terminated in accordance with its terms, and no obligations, rights, responsibilities or other encumbrances or restrictions of any kind shall result or arise therefrom.

        5.    Mutual Release; Covenant Not to Sue.    Each Party, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a "Releasing Party"), hereby releases each other Party and each of such other Party's affiliates, subsidiaries directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has, has had or may have in the future arising out of, relating to, or in connection with the Acquisition Agreement, the Stockholder Agreements and the transactions contemplated thereby, including without limitation any liability or obligation set forth in Section 9.3 of the Acquisition Agreement and any liability or obligation arising out of any breach or alleged breach of any representation, warranty, covenant or agreement contained in the Acquisition Agreement, and agrees to not bring any lawsuits, file any charges, complaints or notices, or make any other demands against any other Party relating to any of the foregoing; provided, however, that nothing in this Section 5 shall impair the survival in full force of the terms of the Confidentiality Agreement.

        6.    Survival of Confidentiality Agreement.    Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Confidentiality Agreement, dated as of July 10, 2001, between Parent and the Company (the "Confidentiality Agreement"), shall survive and remain in full force and effect in accordance with its terms. By April 15, 2002, pursuant to the Confidentiality Agreement, Parent agrees to: (a) destroy or cause the destruction of all electronic or machine readable copies of the Evaluation Material (as defined in the Confidentiality Agreement) in the possession of Parent or its Representatives (as defined in the Confidentiality Agreement); and (b) either (i) deliver to the Company all originals and copies of the Evaluation Material in the possession of Parent or its Representatives or (ii) destroy all originals and copies of Evaluation Material in the possession of Parent or its Representatives. By April 15, 2002, Parent agrees to provide a written certification, executed by an executive officer of Parent, certifying that Parent and its Representatives have returned or destroyed all Evaluation Material in their possession.

        7.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes any previous agreements and understandings between the Parties with respect to such matters; provided, however, that nothing in this Section 7(a) shall impair the survival in full force of the terms of the Confidentiality Agreement.

          (b)    Governing Law.    This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws rules thereof.

          (c)    Waiver of Jury Trial.    Each of Parent, the Company and Merger Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, the Company or Merger Sub in the negotiation, administration, performance and enforcement of this Agreement or the Acquisition Agreement.

          (d)    Specific Performance.    The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          (e)    Successors and Assigns.    This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns and except as provided herein, no third party will have any right, obligation or benefit hereunder.

          (f)    Definitions.    Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Acquisition Agreement.

          (g)    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

[SIGNATURE PAGE FOLLOWS.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

ZEBRA TECHNOLOGIES CORPORATION
By:	/s/ JOHN H. KINDSVATER
Name:	John H. Kindsvater
Title	Senior Vice President
RUSHMORE ACQUISITION CORP.
By:	/s/ JOHN H. KINDSVATER
Name:	John H. Kindsvater
Title	President
FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND
Name:	Gary R. Holland
Title	President & CEO